EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of GreenMan Technologies, Inc. of our report dated January 13, 2012, relating to our audit of the consolidated financial statements for the year ended September 30, 2011 appearing in the Prospectus, which is part of this Registration Statement. Our report dated January 13, 2012, relating to the consolidated financial statements, expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Schechter, Dokken, Kanter, Andrews & Selcer, Ltd.

Minneapolis, Minnesota

July 13 , 2012